UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2016 (January 15, 2016)

REALSOURCE RESIDENTIAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50331	98-0371433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2089 East Fort Union Blvd.,

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 601-2700

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on a Current Report on Form 8-K, on December 9, 2013, RealSource Residential, Inc. (the “Company”) consummated the closing of a private placement offering of 231 units (“Units”) for $10,000 per Unit, for aggregate gross proceeds of $2,310,000. The holders of the Units are referred to herein as the “Holders”.

Each Unit consisted of: (i) a $10,000 face value 12% Series A Senior Unsecured Convertible Promissory Note of the Company (collectively, the “Notes”), and (ii) one detachable Common Stock Purchase Warrant (collectively, the “Warrants”), each to purchase 10,000 shares (the “Warrant Shares”) of common stock of the Company (the “Common Stock”). The Notes accrued interest at 12% per year and had a maturity date of December 9, 2015.

On January 15, 2016, each of the Holders of the Notes and the Warrants entered into a separate Amendment to Note and Warrant (the “Amendment”) to modify certain terms and provisions of the Notes and Warrants, such Amendment being effective as of December 9, 2015, the original maturity date of the Notes. The Amendment was entered into given the maturity of the Notes to memorialize the agreements of the Company and each Holder with respect to the Notes and the Warrants held by such Holder.

Pursuant to the Amendment, the term of the Notes has been extended by six months to June 9, 2016 (the “Maturity Date”). The Amendment also provides for the mandatory conversion of a portion interest accrued under the Note as of December 9, 2015 into shares of Common Stock (the “Mandatory Conversion”). The number of shares of Common Stock to be issued upon the Mandatory Conversion to each Holder equaled each Holder’s pro rata portion of interest owed on such Holder’s Note converted at $0.10 per share.

Currently, the Company holds an asset consisting of a deposit (the “Cambridge Deposit”) on that certain real property asset known as Cambridge Apartments in Gulfport, Mississippi (“Cambridge”). Cambridge is owned by RS Cambridge Apartments, LLC, an entity controlled and partially owned by the Chairman, President and CEO of the Company (“RS Cambridge”). The Amendment further provides that in the event that, prior to the Maturity Date, RS Cambridge sells Cambridge, thus generating a return of the Cambridge Deposit to the Company, the Company shall, within thirty (30) days of such sale, prepay, without penalty, a portion of each Note equal to each Holder’s pro rata portion of the Cambridge Deposit. The Amendment provides that in the event (and only in the event) that RS Cambridge fails to close on the sale of Cambridge by the Maturity Date, the Company will establish a new limited liability company (“Cambridge Newco”) and assign to Cambridge Newco all of the Company’s right, title and interest in Cambridge. Each Holder will be given a pro rata portion of the equity in Cambridge Newco, entitling the holder to a pro rata portion of all cash flows, profits and losses generated by Cambridge Newco’s holdings of Cambridge, subject to the existing $9.5 million first priority secured mortgage interest in Cambridge. Following the granting of the equity in Cambridge Newco to each Holder, all principal and interest under each Note (taking into effect the Mandatory Conversion and the Holder’s interest in Newco 1 (as defined below)) shall be deemed fully paid and satisfied. Pursuant to the Amendment, each Holder agreed that such Holder shall have no voting, management, consent or approval rights whatsoever over the business or operations of Cambridge Newco (save as required by law), and all such rights are vested in the Company or its affiliates as the sole managing member of Cambridge Newco. Each Holder also agreed to enter into a customary limited liability company operating agreement relating to Cambridge Newco to memorialize the foregoing.

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Pursuant to the Amendment, the Company and each Holder also agreed that, by no later than February 15, 2016, the Company will establish a new limited liability company (“Newco 1”) and assign to Newco 1: (a) a $100,000 equity investment (the “Heron Equity”) previously made by the Company in the Heron Walk Apartments in Jacksonville, Florida and (b) a $400,000 equity investment (“Bakken Equity”) previously made by the Company in two properties in North Dakota. The Amendment provides that each Holder will be given a pro rata portion (based on each the aggregate principal of the Notes held by such Holder) of the equity in Newco 1, entitling each Holder to a pro rata portion of all cash flows, profits and losses generated by Newco 1’s holdings of the Bakken Equity and the Heron Equity. Each Holder similarly agreed that such Holder shall have no voting, management, consent or approval rights whatsoever over the business or operations of Newco 1 (save as required by law), and all such rights are vested in the Company or its affiliates as the sole managing member of Newco 1. The Holder agreed to enter into a customary limited liability company operating agreement relating to Cambridge Newco to memorialize the foregoing.

Finally, the Amendment provides that the Company and each Holder that the Warrants held by such Holder shall be amendment to (i) reduce the exercise price of the Warrants from $2.00 to $0.50 per Warrant Share and (ii) to extend the expiration time of the Warrants to December 9, 2018 to December 9, 2020.

The description of the Amendment above is qualified in its entirety by reference to the complete text of the Form of Amendment to Note and Warrant, which is attached as Exhibit 4.1 to this Report.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1	Form of Amendment to Note and Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2016	REALSOURCE RESIDENTIAL, INC.

	By:	/s/ Nathan W. Hanks
	Name:	Nathan W. Hanks
	Title:	President and Chief Executive Officer

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